EXHIBIT 3.2

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                               H & H IMPORTS, INC.


         Pursuant to the provisions of Section 607.1006 and 607.0602 of the Florida Statutes, the undersigned adopts the following amendments to its Articles of Incorporation.

         FIRST:  The name of the Corporation is H & H Imports, Inc.

         SECOND: Annexed hereto is a resolution duly adopted by the Board of Directors on April 11, 2008 establishing a series of Preferred Stock of this Corporation. The amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

                                            H & H IMPORTS, INC.

                                            /s/ Francis A. Rebello
                                            ---------------------
                                            President

April 18, 2008

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock of the Corporation be, and. it hereby is, created out of the authorized but unissued shares of the authorized Preferred Stock of the Corporation, such series to be designated Series A Convertible Preferred Stock and having the voting, dividend, conversion, priorities, preferences and relative and other rights and qualifications, limitations and restrictions set forth as follows:

         Section 1. Designation and Amount. 40,000 shares of the Company's authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"). The Series A Convertible Preferred Stock shall have a stated value of $15.00 per share (the "Original Series A Convertible Issue Price").

         Section 2. Rank. The Series A Convertible Preferred Stock shall rank:
(i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. In the event any dividend or other distribution payable in cash or other property (other than shares of Common Stock of the Company) is declared on the Common Stock, each Holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the Holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant to Section 5 hereof immediately prior to such record date.

         Section 4. Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any Articles of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $15.00 and (ii) all accrued and unpaid dividends thereon and no more. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which the Holders of each such series are entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

         (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities.

         Section 5. Conversion. The record Holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Holders Right to Convert. Each record Holder of Series A Convertible Preferred Stock shall be entitled to convert each share of Series A Convertible Preferred Stock held by such Holder into one hundred (100) fully-paid and non-assessable shares of Common Stock of the Company (the "Conversion Price") subject to adjustment as set forth below, at any time.

         (b) Mechanics of Conversion. In order to convert shares of Series A Convertible Preferred Stock the record Holder of shall give written notice to the Company (the "Notice of Conversion") at its principal office that the Holder elects to convert the same and shall state therein the number of shares of Series A Convertible Preferred Stock being converted. If the Series A Convertible Preferred Stock to be converted is represented by a certificate or certificates therefor, such certificate or certificates must also be returned to the Company. Thereupon the Company shall promptly issue and deliver at such office to such Holder of Series A Convertible Preferred Stock a written statement confirming the issuance of the number of shares of Common Stock to which such Series A Convertible Preferred Stock has been converted or a certificate therefor.

         Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of such Notice of Conversion (and surrender of the certificates of Series A Convertible Preferred Stock to be converted if such shares are represented by certificates), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and its Transfer Agent, and upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series A Convertible Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Series A Convertible Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Convertible Preferred Stock into Common Stock.

                  (ii) No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock to a holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be the next higher number of shares, or the Company may at its option pay cash equal to fair value of the fractional share based on the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

         (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (d) Adjustment to Conversion Price.

                  (i) Adjustment Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price and number of shares of Common Stock issuable on conversion shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                  (ii) Adjustment Due to Merger, Consolidation, etc. If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (each a "Business Combination Event"), then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Convertible Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

                  (iii) No Fractional Shares. If any adjustment under this
Section 5(e) would require the issuance of a fractional share of Common Stock to a holder, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher full number of shares.

         Section 6.  Voting Rights.

         To the extent that under Florida Law the vote of the Holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock (except as otherwise may be required under Florida Law) shall constitute the approval of such action by the class. The Holders of the Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of the Company's Common Stock, voting together as one class. Each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated.

         Holders of the Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

         Section 7. Status of Converted Stock. Any shares of Series A Convertible Preferred Stock which have not been issued within one year following the filing of these Articles or which have been redeemed or converted shall return to the status of authorized but unissued Preferred Stock of no designated series.